Exhibit 99.1

The LGL Group, Inc. Reports Second Quarter 2016 Financial Results

ORLANDO, FL, August 10, 2016 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the three and six months ended June 30, 2016.
Summary of Q2 2016 Results:

•	Revenues of $5.2 million, down 4.4% compared to Q2 2015
•	Net income of $0.01 per share compared to a net loss of ($0.08) per share in Q2 2015
•	Order backlog improved 7.4% to $9.7 million at June 30, 2016 from $9.0 million at March 31, 2016
•	Adjusted EBITDA was $0.08 per share, compared to $0.07 per share for the second quarter of 2015
•	Total cash and cash equivalents was $5.6, or $2.08 per share, at June 30, 2016 and December 31, 2016

The Company's Executive Chairman and CEO, Michael Ferrantino, Sr., said "It pleases me to report that after a very long period of red ink, our marketing and product strategy is beginning to take hold and we have turned positive. However, while we continue to make improvements to lower our breakeven and increase market share, it is still too early to expect that we will consistently grow our operating income quarter over quarter. For instance, beginning in the third quarter we will see increases in health care costs and we are forecasting a slight decline in revenue from the second quarter.  So, until we can stabilize our shipments at a slightly higher level or identify additional savings, we will face challenges."
Mr. Ferrantino continued, "Our book to bill ratio has increased for the second straight quarter and our backlog, which continues to trend away from lower margin commodities to higher margin assemblies, is now at the highest level it has been for quite some time.  This trend is perfectly in line with our ongoing strategy to engineer and manufacture products that separate us from our competitors.
"Finally, a comment about our team. All of our employees are highly motivated and proud of the fact that their efforts have turned our Company around. I expect that pride and motivation will continue, and will do everything possible to make every quarter better than the prior one. I fully expect our results will be reflected in stock appreciation for our shareholders."
About The LGL Group, Inc.
The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components ensure reliability and security in aerospace and defense communications, synchronize data transfers throughout the wireless and internet infrastructure, and provide low noise and base accuracy for lab instruments.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in Sacramento, California and Hong Kong.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Patti Smith
The LGL Group, Inc.
pasmith@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Shares and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

REVENUES	$5,231	$5,471	$9,987	$10,875
Cost and Expenses:
Manufacturing cost of sales	3,459	3,683	6,716	7,288
Engineering, selling and administrative	1,746	2,121	3,407	4,081
OPERATING INCOME (LOSS)	26	(333)	(136)	(494)
Other (Expense) Income
Interest expense, net	(7)	(4)	(13)	(9)
Other (expense) income, net	(4)	147	38	135
Total Other (Expense) Income	(11)	143	25	126
INCOME (LOSS) BEFORE INCOME TAXES	15	(190)	(111)	(368)
Income tax benefit (provision)	1	(11)	1	(11)
NET INCOME (LOSS)	$16	$(201)	$(110)	$(379)
Weighted average number of shares used in basic and diluted net loss per common share calculation.	2,665,434	2,637,719	2,665,434	2,627,160
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.01	$(0.08)	$(0.04)	$(0.14)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$5,563	$5,553
Accounts receivable, less allowances of $32 and $34, respectively	3,137	2,606
Inventories, net	3,477	3,546
Prepaid expenses and other current assets	227	247
Total current assets	12,404	11,952
Property, plant and equipment, net	2,865	3,165
Intangible assets, net	448	475
Other assets, net	206	211
Total assets	$15,923	$15,803
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Liabilities	2,325	2,076
Stockholders' Equity	13,598	13,727
Total Liabilities and Stockholders' Equity	$15,923	$15,803

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income (loss) adjusted to exclude depreciation and amortization expense, interest income (expenses), provision (benefit) for income taxes, stock-based compensation expense and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Loss Before Income Taxes to Non-GAAP Adjusted EBITDA:

For the period ended June 30, 2016 (000's, except shares and per share amounts)	Three months	Six months

Net income (loss) before income taxes	$15	$(111)
Interest expense	7	13
Depreciation and amortization	197	401
Non-cash stock compensation	3	(13)
Gain on disposal of assets	—	(43)
Adjusted EBITDA	$222	$247

Weighted average number of shares used in basic and diluted EPS calculation	2,665,434	2,665,434
Adjusted EBITDA per share	$0.08	$0.09

For the period ended June 30, 2015 (000's, except shares and per share amounts)	Three months	Six months

Net loss before income taxes	$(190)	$(368)
Interest expense	4	9
Depreciation and amortization	207	435
Non-cash stock compensation	174	187
Gain on disposal of assets	—	(131)
Adjusted EBITDA	$195	$132

Weighted average number of shares used in basic and diluted EPS calculation	2,637,719	2,627,160
Adjusted EBITDA per share	$0.07	$0.05